Exhibit 99.1

Sono-Tek Announces Second Quarter Results and Fiscal Year Guidance

(October 13, 2017 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,674,000 for the three months ended August 31, 2017, compared to sales of $2,310,000 for the prior year period, an increase of $364,000 or 16%. The Company’s second quarter sales level also increased over first quarter sales, as expected, and as communicated to shareholders in the Company’s recent press releases. The current quarter’s revenue increase compared to last year occurred in most of the Company’s business segments and geographic markets, as customers showed increasing confidence in the global economy. The Company also expects to see a continued upward trend in revenues for the remainder of the fiscal year based on orders, backlog, and quotation activity. These sales trends have been anticipated and communicated to shareholders in the Company’s recent press releases.

The Company reported net income of $55,000 for the three months ended August 31, 2017, compared to a net loss of $90,000 for the prior year period. The improvement over the prior year period is due to increased revenue which resulted in higher gross profit, also, the Company’s fixed overhead costs remained steady as revenue levels increased. The Company’s second quarter net income was an increase when compared to the first quarter. The Company expects to see increased profitability in the second half of this year as well and to achieve overall profitability for the current Fiscal Year.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO stated that, “Sono-Tek has experienced quarterly and annual revenue fluctuations in the past, primarily due to economic factors or the timing of larger shipments to its customers. Sono-Tek has proven resiliency in riding out these ups and downs, and expects to continue to do so. The Company has accumulated a significant amount of cash and marketable securities in recent years, which cushions it from these revenue variations, while still permitting the Company to pursue a strategy of adding new ultrasonic product applications to its market basket. This strategy has allowed the Company to grow organically in the past, and it expects to do so in the future.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is the leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general global economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products, timely development and market acceptance of new products; adequacy of financing; the continued accumulation of cash and marketable securities; stability in our geographic markets; capacity additions; the ability to enforce patents; maintenance of order backlog; consummation of order proposals; the ability to achieve increased sales volume at projected and targeted levels for the third and fourth quarters and current fiscal year and to maintain profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2017	2016	2017	2016

Net Sales	$5,186,630	$4,550,663	$2,674,496	$2,310,451

Gross Profit	$2,561,331	$2,048,716	$1,358,849	$1,025,313

Income (Loss) Before Taxes	$122,589	$(21,882)	$98,238	$(87,298)

Net Income (Loss)	$70,514	$(33,882)	$54,645	$(89,673)

Basic Earnings (Loss) Per Share	$0.00	$0.00	$0.00	$(0.01)

Diluted Earnings (Loss) Per Share	$0.00	$0.00	$0.00	$(0.01)

Weighted Average Shares - Basic	14,961,137	14,961,076	14,961,197	14,961,076

Weighted Average Shares - Diluted	15,060,026	14,961,076	15,064,631	14,961,076